    Power of Attorney

The undersigned, James J. McEntee, III, President and Chief Executive Officer and a Director of
Alesco Financial Inc. ("Alesco"), hereby authorizes and designates Daniel Munley, the Secretary of
Alesco, as his true and lawful attorney-in-fact and agent, for him and in his name, place and stead, to sign and file any and all Forms 3, 4 and 5 required to be signed and filed by the undersigned pursuant to the
Securities Exchange Act of 1934, until such time as the undersigned may revoke such attorney-in-fact and agency.

Dated this 13th day of October, 2006.

        /s/ James J. McEntee, III
        _________________________

        James J. McEntee, III